EXHIBIT 3.3


                              Dorsey & Whitney LLP
                                 250 Park Avenue
                            New York, NY 10177-1500




                                February 2, 2011

THE BANK OF NEW YORK MELLON
as Trustee of
Advisors Disciplined Trust 662
BNY Atlantic Terminal
2 Hanson Place, 12th Floor
Brooklyn, NY  11217s


Ladies and Gentlemen:
     We are acting as your counsel in connection with the execution and delivery by you of a certain Reference Trust Agreement (the "Trust Agreement"), dated as of today's date, between Advisors Asset Management, Inc., as Depositor, Evaluator and Supervisor (the "Depositor", "Evaluator" and "Supervisor"), and you, as Trustee, establishing Advisors Disciplined Trust 662, (the "Trust"), and the execution by you, as Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trust, as set forth in the prospectus, (the "Prospectus") included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trust. The Trust consists of the securities listed under "Portfolio" in the Prospectus, including delivery statements relating to contracts for the purchase of certain securities not yet delivered and cash, cash equivalents or an irrevocable letter or letters of credit, or a combination thereof, in the amount required to pay for such purchases upon the receipt of such securities (such securities, delivery statements and cash, cash equivalents, letter or letters of credit being herein called the "Portfolio Assets").

     We have examined the Trust Agreement, and originals (or copies certified or otherwise identified to our satisfaction) of such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid instruments, certificates and documents.



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February 2, 2011
Page 2


Based on the foregoing, we are of the opinion that:

1. The Bank of New York Mellon is a corporation organized under the laws of the State of New York with the powers of a trust company under the Banking Law of the State of New York.

2. The Trust Agreement and the Standard Terms are in proper form for execution and delivery by you, as Trustee, and each has been duly executed and delivered by you, as Trustee, and assuming due authorization, execution and delivery by the Depositor, the Trust Agreement and the Standard Terms are valid and legally binding obligations of The Bank of New York Mellon.

3. The Receipts for Units are in proper form for execution by you, as Trustee, and have been duly executed by you, as Trustee, and pursuant to the Depositor's instructions, the Trustee has registered on the registration books of the Trust(s) the ownership of the Units by Cede & Co., as nominee of the Depository Trust Company where it has caused the Units to be credited to the account of the Depositor.

     In rendering the foregoing opinion we have not considered, among other things, the merchantability of the Portfolio Assets, whether the Portfolio Assets have been duly authorized and delivered or the tax status of the Portfolio Assets under any federal, state or local laws.

     The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America. This opinion is for your benefit and may not be disclosed to or relied upon by any other person without our prior written consent.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

Very truly yours,


/s/ Dorsey & Whitney LLP









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